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                                                                     Exhibit 3.1

                            AMENDMENT AND RESTATEMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                             TOMAX TECHNOLOGIES INC.


        Pursuant to the provisions of Section 16-10a-1001 of UTAH CODE ANN., as amended, the undersigned persons hereby adopt the Amended and Restated Articles of Incorporation of Tomax technologies inc. (hereinafter referred to as the "Corporation").

        FIRST: The Articles of Incorporation for the Corporation were first filed and approved by the Utah Division of Corporations on December 15, 1981, and were subsequently amended on March 15, 1988.

        SECOND: The text of the Amended and Restated Articles of Incorporation of the Corporation shall read in its entirety read as follows:

                            ARTICLES OF INCORPORATION
                                       OF
                             TOMAX TECHNOLOGIES INC.


                                    ARTICLE I
                                      NAME

        The name of the Corporation shall be: Tomax technologies inc.


                                   ARTICLE II
                                     PURPOSE

        The Corporation is organized to engage in any lawful purpose or purposes for which a corporation may be organized under the Utah Revised Business Corporation Act, as amended.


                                   ARTICLE III
                                AUTHORIZED SHARES

        The Corporation shall have the authority to issue 52,000,000 shares, consisting of 50,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value. The common stock, in the absence of a designation of a separate series by the board of directors as hereinafter provided, shall have unlimited voting rights and is entitled to receive the net assets of the Corporation upon dissolution. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Utah Revised Business Corporation Act, to:

               (a) designate in whole or in part, the preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

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               (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

               (c) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

               (d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors.


                                   ARTICLE IV
                            CONTROL SHARE ACQUISITION

        The provisions of the Control share Acquisitions Act, section 61-6-1 et. seq., of the Utah Revised Code, shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of section 61-6-1 of the Utah Revised Code.


                                    ARTICLE V
                             LIMITATION ON LIABILITY

        To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director.


                                   ARTICLE VI
               INDEMNIFICATION OF OFFICERS, DIRECTORS, AND OTHERS

        To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, the Corporation shall indemnify directors as set forth in the bylaws. The Corporation may indemnify officers, employees, fiduciaries, and agents to the extent provided for in the bylaws or authorized by the board of directors.


                                   ARTICLE VII
                     REGISTERED OFFICE AND REGISTERED AGENT

        The address of the Corporation's registered office and the name of the registered agent at that address in the state of Utah is:

                                  Jaye Olafson
                               205 North 400 West
                           Salt Lake City, Utah 84103


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Either the registered office or the registered agent may be changed in the manner provided for by law.

        THIRD: The Articles of Incorporation of the Corporation shall not otherwise be changed, amended or modified by this Certificate of Amendment and Restatement.

        FOURTH: The foregoing Amendment and Restatement to the Articles of Incorporation was approved and adopted by the board of directors pursuant to a unanimous written consent dated February 22, 1999.

        FIFTH: The foregoing amendment was approved by all of the 10,682 issued and outstanding shares of common stock of the Corporation through the unanimous consent of the shareholders dated March 17, 1999, all in accordance with the articles of incorporation of the Corporation and pursuant to Section 16-10a-1006 of Utah Code Annotated, as amended. Shareholder action was not required.

        The undersigned, acting in the capacity as Secretary, has executed the foregoing Amendment and Restatement of the Articles of Incorporation, and affirms and acknowledges, under penalty of perjury, that the facts contained herein are true.

        DATED this 19th day of March, 1999.


                                                   /s/ Jaye Olafson
                                                   --------------------------
                                                   Jaye Olafson, Secretary


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                            TOMAX TECHNOLOGIES, INC.

                           CERTIFICATE OF DESIGNATION
                      OF RIGHTS, PREFERENCES AND PRIVILEGES
                                       OF
                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK



        Tomax technologies, inc., a Utah corporation (the "CORPORATION"), hereby certifies that the following resolution was duly adopted by action of the Board of Directors of the Corporation by written consent dated July 11, 2000:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors designates and creates a series of Preferred Stock from the authorized shares of Preferred Stock, no par value per share of the Corporation, and that the designation and amount thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, shall be as follows:



        1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Redeemable Preferred Stock" (the "SERIES A PREFERRED") and the number of shares constituting the Series A Preferred shall be 421,585.

        2. DIVIDENDS.

            2.1 OPTIONAL. The holders of shares of Series A Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock of the Corporation ("COMMON STOCK") on the Common Stock, at the rate of $0.95 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing of this Certificate), or, if greater (as determined on a per annum basis and on an as converted basis for the Series A Preferred) an amount equal to that paid on any other outstanding stock of this Corporation, payable when and if declared by the Board of Directors. Such dividends shall not be cumulative.

            2.2 INITIAL PUBLIC OFFERING. If the Corporation consummates an offering of its shares to the public (other than an offering restricted to its employees, directors and consultants) and all outstanding shares of Series A Preferred are to be converted into Common Stock upon such consummation (whether pursuant to Section 5.1 or 5.2), the Corporation shall pay to the holders of Series A Preferred, simultaneously with such consummation, a dividend

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equal to the sum of (i) $8.83 for each outstanding share of Series A Preferred and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts).

            2.3 NONPAYMENT OF SERIES A REDEMPTION PRICE. If a majority of the then outstanding Series A Preferred request redemption pursuant to Section 6 but legal restrictions on redemptions limit or preclude the timely redemption of all the Series A Preferred so requested to be redeemed at the Series A Redemption Price pursuant to Section 6, dividends shall accrue on the Series A Preferred at the rate of $0.95 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing of this Certificate) from the date on which redemption was to be made pursuant to such request until all shares of Series A Preferred so requested to be redeemed have been redeemed and the applicable Series A Redemption Price has been paid in full. Such dividends shall accrue whether or not earned or declared.

        3. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

            3.1 PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "LIQUIDATION"), the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred by reason of their ownership thereof, an amount per share equal to (i) the sum of (A) $11.86 for each outstanding share of Series A Preferred and (B) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing of this Certificate). If upon any Liquidation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred and any other class of series of stock ranking on liquidation on a parity with the Series A Preferred ("PARITY STOCK") the full amount to which they shall be entitled, the holders of shares of Series A Preferred and any Parity Stock shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

            3.2 PARTICIPATION. Upon the completion of the distribution required by Section 3.1, the holders of shares of Series A Preferred (on an as converted basis) and Common Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation additional amounts on a pro rata basis.

            3.3 CERTAIN TRANSACTIONS. The merger or consolidation of the Corporation into or with any other entity, or the sale of all or substantially all of the assets of the Company, as


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a result of which the stockholders of the Corporation immediately prior to such transaction, in their capacities as such, own, immediately following such transaction, less than 50% of the surviving or buying entity or its parent, shall be deemed to be a Liquidation for all purposes of this Section 3.

            3.4 NONCASH CONSIDERATION. In any Dissolution, if the consideration received by the Corporation or its shareholders is other than cash, its value for purposes of this Section 3 will be determined as follows:

            (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3.4(b):

                (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-calendar-day period ending 3 trading days prior to the closing;

                (2) If actively traded over-the-counter (other than through the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-calendar-day period ending 3 trading days prior to the closing; and

                (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the Series A Preferred.

            (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as stated in Section 3.4(a) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the Series A Preferred.

            (c) Other non-cash consideration shall be valued at the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the Series A Preferred. In a transaction described in Section 3.3, the pricing of the non-cash consideration in connection with the dissolution is the same as it was priced in the underlying transaction, as determined in good faith by the Corporation's Board of Directors. If the holders of not less than a majority of the Series A Preferred object to the Board's determination of the value of a transaction described in Section 3.3, the Corporation and the holders of not less than a majority of the Series A Preferred shall each appoint one independent investment-banker or qualified appraiser and such persons shall in turn select a third investment-banker or qualified appraiser, which group of three persons shall then determine, by majority vote, the fair market value thereof.

            3.5 NONCOMPLIANCE. In the event the requirements of this Section 3 are not complied with as to any transaction, the Corporation shall forthwith either:


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            (a) cause the closing of such transaction to be postponed until such time as the requirements of this Section 3 have been complied with; or

            (b) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice given pursuant to Section 3.6.

            3.6 NOTICE. The Corporation shall give each holder of record of Series A Preferred written notice of any impending transaction which constitutes or would result in a Liquidation not later than 15 days prior to the stockholders' meeting called to approve such transaction, or 15 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Class A Preferred that represent at least a majority of the voting power of all then outstanding shares of Class A Preferred.

        4. VOTING RIGHTS. The Series A Holders shall have the following voting rights:

            4.1 GENERAL. Except as otherwise required by law or as set forth in
Section 4.2, the shares of Series A Preferred shall be voted together with the Common Stock and all other series of Preferred Stock at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock and any other series of Preferred Stock. Each holder of Series A Preferred shall be entitled to such number of votes for the Series A Preferred held by it on the record date fixed for such meeting or on the effective date of such written consent as shall be equal to the whole number of shares of Common Stock into which the shares of Series A Preferred held by such holder are convertible immediately after the close of business on the record date fixed for such meeting or on the effective date of such written consent.

            4.2 PROTECTIVE PROVISIONS. The vote or written consent of the holders of a majority of all shares of Series A Preferred then outstanding shall be required for any action which:

            (a) changes the rights, preferences, privileges, qualifications, limitations or restrictions of the Series A Preferred;

            (b) increases or decreases the authorized number of shares of Series A Preferred;


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            (c) issues or creates any new class of equity security having rights preferential to or on parity with the rights of the Series A Preferred with respect to dividends or amounts distributable on Liquidation, or which amends the terms of or reclassifies any class of equity securities with the same effect;

            (d) redeems, repurchases or otherwise acquires any shares of any class of equity securities or any securities or instruments convertible into, exchangeable for or carrying any right to acquire equity securities, or authorizes or creates a sinking fund for any such purpose, other than (i) pursuant to Section 6, (ii) the repurchase of Common Stock from individuals which are employees of the Corporation on the date of repurchase (other than Eric Olafson and Virgil Fernandez), provided that the shares of Common Stock so repurchased are made subject to a stock option issued to one or more other employees, or persons who thereupon become employees, within 60 days after such repurchase and (iii) the repurchase of Common Stock at cost pursuant to employment agreements from individuals whose employment with the Corporation ends simultaneously with such repurchase or ended within 60 days prior to such repurchase; or

            (e) amends the Corporation's Certificate of Incorporation (including without limitation the adoption or effectiveness of any certificate of rights, preferences and privileges of any new class or series of Preferred Stock) in any way which adversely affects the rights, preferences or privileges of the Series A Preferred.

        5. CONVERSION RIGHTS. The holders of Series A Preferred shall have conversion rights as follows:

            5.1 RIGHT TO CONVERT. Each share of Series A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for the Series A Preferred, into the number of fully paid and nonassessable shares of Common Stock determined by dividing $11.86 by the Conversion Price in effect at the time of conversion. The price at which shares of Common Stock will be deliverable upon conversion of the Series A Preferred Stock (the "CONVERSION PRICE") shall initially be $11.86 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as provided in this Section 5.

            5.2 AUTOMATIC CONVERSION. Each share of Series A Preferred shall automatically be converted, at the Conversion Price then in effect: (a) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of covering the offer and sale of Common Stock for the account of the Corporation to the public at a public offering price not less $14.83 per share (as adjusted for stock splits, reverse stock splits, stock dividends and the like occurring after the filing of this Certificate) (a "QUALIFYING PUBLIC OFFERING"); or (b) upon the election by vote or written consent of a majority of shares of Series A Preferred to convert into Common Stock. In the event of the automatic conversion of the Series A Preferred upon a Qualifying Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of the Qualifying Public Offering.


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            5.3 MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled (computing the number of shares of Common Stock to which any holder is entitled on an aggregate basis with respect to all shares to be converted by such holder at the time of such conversion), the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock, determined by the Board of Directors in good faith. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock pursuant to
Section 5.1, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of Series A Preferred pursuant to Section 5.2, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Series A Preferred and, in the case of a conversion pursuant to Section 5.1, shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to its nominee(s), a certificate or certificates for the number of shares of Common Stock to which such holder or nominee(s) shall be entitled as set forth above, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted (except that in the case of an automatic conversion pursuant to a Qualifying Public Offering pursuant to
Section 5.2, such conversion shall be deemed to have been made immediately prior to the closing of the Qualifying Public Offering), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            5.4 ADJUSTMENTS TO CONVERSION PRICE FOR DILUTIVE ISSUES.

            (a) ADDITIONAL SHARES OF COMMON STOCK. For purposes of this Section 5.4, "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 5.4(b), deemed to be issued) by the Corporation after the issuance of the Series A Preferred, other than shares of Common Stock issued or issuable:

                (i) upon conversion of shares of Series A Preferred;

                (ii) to officers, directors or employees of, or consultants to, the Corporation pursuant to equity incentive plans or other arrangements approved by the Board of Directors, to the extent the aggregate number of shares of Common Stock so issued does not exceed 750,000 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing of this Certificate, plus such number of shares redeemed and made subject to stock options pursuant to Section 4.2(d);

                (iii) to leasing entities or financial institutions in connection with bona fide commercial leasing or borrowing transactions whose purpose is other than equity financing, pursuant to agreements approved by the Board of Directors, or to vendors and key customers;

                (iv) as a dividend or distribution on the Series A Preferred;


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                (v) in any event for which adjustment is made pursuant to
Section 5.5, 5.6 or 5.7 hereof; or

                (vi) by way of dividend or other distribution on shares excluded from the definition of Additional Shares of Common Stock by this Section 5.4(a); or

                (vii) in a public offering prior to or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock, as provided in Section 5.2 hereof.

            (b) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time shall issue any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities ("OPTIONS") or any evidence of indebtedness, shares or securities directly or indirectly convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or shall fix a record date for the determination of holders of any class of securities entitled to receive any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities shall, subject to the exclusions set forth in Section 5.4(a), be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are so deemed to be issued:

                (i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or any increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to equal the lesser of (A) a price that reflects such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities or (B) a price calculated as if such Options or Convertible Securities were excluded from the definition of "Additional Shares of Common Stock," it being the Corporation's intent that the issuance of such Options or Convertible Securities, together with the foregoing adjustments in their terms, will not have the net effect of increasing the Conversion Price of the Series A Preferred;

                (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with


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


respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                    (B) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5.4(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                (iv) in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (iii) above; and

                (v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section
5.4 as of the actual date of their issuance.

            (c) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment of the Conversion Price, in respect of the issuance of Additional Shares of Common Stock or otherwise, shall be made unless the consideration per share for Additional Shares of Common Stock issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

            (d) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by dividing:


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                (i) an amount equal to the sum of (A) the number of shares of
Common Stock outstanding immediately prior to such issue or subject to options, warrants, conversion rights and other similar rights outstanding immediately prior to such issue or (without duplication) reserved for issuance under option plans and other plans applicable to employees or directors of the Corporation, multiplied by the Conversion Price in effect immediately prior to such issue, plus (B) the aggregate consideration, if any, received by the Corporation for the issuance and sale of such Additional Shares of Common Stock by

                (ii) the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or subject to options, warrants, conversion rights and other similar rights outstanding immediately prior to such issue or (without duplication) reserved for issuance under option plans and other plans applicable to employees or directors of the Corporation, plus (B) the number of such Additional Shares of Common Stock so issued.

            (e) DETERMINATION OF CONSIDERATION. For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be determined as follows:

                (i) CASH, PROPERTY AND SERVICES. Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of indebtedness (other than Convertible Securities), be computed on the basis of the face amount of such indebtedness on the date of such issue;

                    (C) insofar as it consists of (1) property other than cash or indebtedness (other than Convertible Securities), or (2) services rendered, be computed at the fair value thereof at the time of such issue as determined in good faith by the Board of Directors; and

                    (D) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 5.4(e)(ii)(A), (B) and (C), allocable to the Additional Shares of Common Stock, as determined by the Board of Directors in good faith.

                (ii) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4(b), relating to Options and Convertible Securities, shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

The consideration per share so determined shall be subject to adjustment pursuant to Sections 5.4(b)(ii) through (v).

            5.5 ADJUSTMENT FOR STOCK SPLITS, DIVIDENDS AND COMBINATIONS. If the Corporation, at any time or from time to time after the original issuance of the Series A Preferred, shall effect a subdivision of the outstanding Common Stock, or shall fix a record date for determination of stockholders entitled to receive a dividend of Common Stock on its outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision or as of such record date shall be proportionately reduced, and if the Corporation shall combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5.5 shall become effective at the close of business on the date the subdivision or combination becomes effective or on the record date for determining holders of any class of securities entitled to receive the dividend, provided that if such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section
5.5 as of the time of actual payment of such dividend.

            5.6 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their shares of Series A Preferred been converted into shares of Common Stock on the date of such event, giving effect to all adjustments called for with respect to such securities during the period from the date of such event to and including the conversion date.

            5.7 RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or Section 3.3) provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred after the recapitalization so that the provisions of this Section 5 (including without limitation Section 5.4) shall be applicable after that event on a basis as equivalent to its application prior to such recapitalization as practicable.

            5.8 NO IMPAIRMENT. The Corporation will not, by amendment of this Certificate of Rights, Preferences and Privileges or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Series A Holders against impairment.

            5.9 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, in addition to such other remedies as shall be available to the Holders of such shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            5.10 CERTIFICATE OF CONVERSION PRICE. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred at the time in effect, and (C) the number of shares of Common Stock and the nature and amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred.

            5.11 NOTICES OF RECORD DATE. In the event the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        6. REDEMPTION. Upon the written request from the holders of a majority of the then outstanding Series A Preferred given not more than 60 and not less than 15 days prior to each of December 31, 2001, December 31, 2002 and December 31, 2003 (each a "REDEMPTION DATE") that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request, up to 140,528 shares of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing of this Certificate) in the aggregate for each Redemption Date, by paying in cash therefor a sum per share of $11.86 (as so adjusted) plus all accrued or accumulated but unpaid dividends, if any, on such shares to the date of payment (the "SERIES A REDEMPTION PRICE"). The Series A Redemption Price will be paid on the Redemption Date. If legal restrictions on redemptions preclude the redemption pursuant to this Section 6 on the Redemption Date of the full number of shares of Series A Preferred so requested, the shares whose redemption is so precluded shall be redeemed pursuant to this Section 6 within 10 days after, and to the extent, it becomes legally permissible to redeem some or all of such shares. Any redemption effected pursuant to this Section 6 shall be made on a pro rata basis among the holders of Series A Preferred in proportion to the number of shares of Series A Preferred then held by such holders.

        7. NOTICES. Any notice required by this Certificate to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

        Shareholder approval was not required to approve this Certificate.

                  [remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Tomax technologies, inc. has caused this Certificate of Designation of Rights, Preferences and Privileges to be signed and attested this 11th day of July, 2000.

ATTEST:                                 TOMAX TECHNOLOGIES, INC.


     /s/ Jaye Olafson                   By:      /s/ Eric Olafson
---------------------------------           ------------------------------------
Name: Jaye Olafson                          Name:  Eric Olafson
Secretary                                   President

                            TOMAX TECHNOLOGIES, INC.

                           CERTIFICATE OF DESIGNATION
                      OF RIGHTS, PREFERENCES AND PRIVILEGES
                                       OF
                       SERIES B REDEEMABLE PREFERRED STOCK



        Tomax technologies, inc., a Utah corporation (the "CORPORATION"), hereby certifies that the following resolution was duly adopted by action of the Board of Directors of the Corporation on September 3, 2000:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors designates and creates a series of Preferred Stock from the authorized shares of Preferred Stock, no par value per share of the Corporation, and that the designation and amount thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, shall be as follows:

        1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B Redeemable Preferred Stock" (the "SERIES B PREFERRED") and the number of shares constituting the Series B Preferred shall be 1,085,714.

        2. DIVIDENDS.

               2.1 NO DIVIDENDS. The holders of shares of Series B Preferred shall not be entitled to receive dividends.

        3. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

               3.1 PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "LIQUIDATION"), the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series B Preferred, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred by reason of their ownership thereof, an amount per share equal to the sum of $1.5525 for each outstanding share of Series B Preferred (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like after the filing of this Certificate). If upon any Liquidation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred and any other class of series of stock ranking on liquidation on a parity with the Series

B Preferred ("PARITY STOCK") the full amount to which they shall be entitled, the holders of shares of Series B Preferred and any Parity Stock shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

               3.2 NO PARTICIPATION. Upon the completion of the distribution required by Section 3.1, the holders of shares of Series B Preferred shall not be entitled to be paid out of the remaining assets of the Corporation any additional amounts.

               3.3 CERTAIN TRANSACTIONS. The merger or consolidation of the Corporation into or with any other entity, or the sale of all or substantially all of the assets of the Company, as a result of which the stockholders of the Corporation immediately prior to such transaction, in their capacities as such, own, immediately following such transaction, less than 50% of the surviving or buying entity or its parent, shall be deemed to be a Liquidation for all purposes of this Section 3.

               3.4 NONCASH CONSIDERATION. In any Liquidation, if the consideration received by the Corporation or its shareholders is other than cash, its value for purposes of this Section 3 will be determined as follows:

               (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3.4(b):

                    (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-calendar-day period ending 3 trading days prior to the closing;

                    (2) If actively traded over-the-counter (other than through the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-calendar-day period ending 3 trading days prior to the closing; and

                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the Series B Preferred.

               (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as stated in Section 3.4(a) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the Series B Preferred.

               (c) Other non-cash consideration shall be valued at the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the Series B Preferred. In a transaction described in Section 3.3, the pricing of non-cash consideration in connection with a dissolution is the same as it was priced in the underlying transaction.

               3.5 NONCOMPLIANCE. In the event the requirements of this Section 3 are not complied with as to any transaction, the Corporation shall forthwith either:

               (a) cause the closing of such transaction to be postponed until such time as the requirements of this Section 3 have been complied with; or

               (b) cancel such transaction, in which event the rights, preferences and privileges of the holders of Series B Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice given pursuant to Section 3.6.

               3.6 NOTICE. The Corporation shall give each holder of record of Series B Preferred written notice of any impending transaction which constitutes or would result in a Liquidation not later than 10 days prior to the stockholders' meeting called to approve such transaction, or 10 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series B Preferred that represent at least a majority of the voting power of all then outstanding shares of Series B Preferred.

        4. VOTING RIGHTS. The Series B holders shall have no voting rights except to the extent that the consent or vote of the holders of the Series B Preferred is specifically required by the provisions of the Utah Revised Business Corporation Act, as now existing or as hereafter amended, in which event each Series B holder shall be entitled to one vote for each share of such stock held.

        5. CONVERSION RIGHTS. The holders of Series B Preferred shall have no conversion rights.

        6. REDEMPTION. Subject to the payment in full of all amounts required to be paid to the holders of Series A Preferred and any other class or series of stock of the Corporation ranking on redemption prior and in preference to the Series B Preferred, upon the determination by the Corporation's board of directors of a date (the "REDEMPTION DATE") that all or some of the Series B Preferred shall be redeemed, and upon notice of redemption being given by the Corporation to the holders of such shares, the Corporation shall, to the extent it may lawfully do so, redeem the shares (as adjusted for any stock dividends, combinations or splits with respect to such shares after the filing of this Certificate) specified in the notice, by paying in cash therefor a sum per share of $1.5525 (as so adjusted) (the "SERIES B REDEMPTION PRICE") concurrently with surrender by such holders of the certificates representing such shares, all of which shall occur on or about the Redemption Date. If legal restrictions on redemptions preclude the redemption pursuant to this Section 6 on the Redemption Date of the full number of shares of Series B Preferred set forth in the notice, the shares whose redemption is so precluded shall be redeemed pursuant to this

Section 6 within 10 days after, and to the extent, it becomes legally permissible to redeem some or all of such shares. Any redemption effected pursuant to this Section 6 shall be made on a pro rata basis among the holders of Series B Preferred in proportion to the number of shares of Series B Preferred then held by such holders.

        7. NOTICES. Any notice required by this Certificate to be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

        Shareholder approval was not required to approve this Certificate.



                  [remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Tomax technologies, inc. has caused this Certificate of Designation of Rights, Preferences and Privileges to be signed and attested this ___ day of September, 2000.

                                        TOMAX TECHNOLOGIES, INC.


                                        By: /s/ ERIC OLAFSON
                                           -------------------------------------
ATTEST:                                    Name: Eric Olafson
                                           Title: President and CEO
/s/ JAYE OLAFSON
--------------------------------
     Name: Jaye Olafson
     Secretary